Exhibit 99.3

CORPORATE PARTICIPANTS

T. Kendall Hunt

Vasco Data Security International - Founder, CEO

Jan Valke

Vasco Data Security International - President, COO

Cliff Bown

Vasco Data Security International - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Daniel Ives

Freidman Billings - Analyst

Andrew Abrahms

ABN Securities - Analyst

Andrew Holm

Dougherty and Company - Analyst

Katherine Egbert

Jeffries and Company - Analyst

Rob Owens

Pacific Crest -Analyst

Brian Freed

Morgan Keiman - Analyst

Todd Zeller

Needham and Company - Analyst

PRESENTATION

Operator

Welcome to the VASCO Data Security International Q4 and full year 2008 earnings conference call. (Operator instructions). I would now like to turn the conference over to Mr. T. Kendall Hunt Chairman, founder and CEO. Please go ahead, sir.

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

Thank you operator. Good morning everyone. For those listening from Europe good afternoon and from Asia good evening.

My name is Ken Hunt I’m the Chairman founder and CEO of VASCO Data Security International Inc. On the call with me today are Jan Valcke our President and Chief Operating Officer and Cliff Bown our EVP and Chief Financial Officer. Before we begin the conference call, I need to brief all of you on forward-looking statements. Statements made in this conference call that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as believes, anticipates, plans, expects, and similar words, is forward-looking and these statements involve risks and uncertainties and are based on current expectations consequently actual results could differ materially from the expectations expressed in these forward looking statements. I direct your attention to the companies filing with US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Today, we are going to review the results for fourth quarter and full year 2008. As always, we’ll host a question and answer session after the conclusion of management’s prepared remarks. If possible, I’d like to budget one hour total for this conference call. If you could limit your questions to one or two it would be appreciated. The fourth quarter of 2008 was not an easy quarter for VASCO due to the combined financial crisis and the world-wide recession. Never the less, we were able to stay profitable in Q4. As a result 2008 was the best year in the Company’s history in terms of revenue and net income. Revenues for the quarter in the year were $28.9 million and $133 million. [A decrease] (corrected by company after the call) of 7% compared with the fourth quarter of 2007. And an increase of 11% compared to full year 2007.

Q4 2008 was also our 24th consecutive positive quarter in terms of operating income and cash flow. Our gross profit was 65% for the quarter and 69% for full year 2008. Operating income was 6% of revenue for the quarter and 21% for the full year of 2008. During the quarter we sold an additional 355 new accounts, including 37 new banks and 318 new enterprise security customers. This compares to the fourth quarter year-ago in which we sold 651 new accounts including banks and enterprise security customers. We now have over 1200 banks and approximately 7,000 enterprise security customers in more than 110 countries. Despite an even deeper recession looming and an increasing uncertainty about the short to midterm business climate in general, we believe that VASCO is well positioned to weather the storms that might be ahead and to be successful in these difficult times.

Our business strategy for 2009 is clear. We communicated this strategy in our January 6th conference call regarding our full year 2008 revenue. VASCO’s management is taking decisive action to be successful in 2009. First, VASCO is increasing its focus on its more productive markets. These include the growing financial markets of Brazil, Russia, India and China, known as the BRIC countries. And the more mature markets of EMEA and southeast Asia where we continue to sell to the financial and nonfinancial industries. Second, VASCO is initiating a cost containment program intended to respond to these difficult economic times and to maintain a profitable business. VASCO is a solid, stable and strong company and we have several advantages that we believe reduce risks in a period of economic recession. For example, our business mix allows us to develop several sources of revenue. The banking sector brings us high volumes with lower margins, while the enterprise and application security markets bring us lower volumes with higher margins. Additionally, the geographic diversity of our revenue is an important advantage for VASCO. We are truly a global Company with customers in 110 companies. That means we can focus or efforts on markets that are not impacted as much by the current global economic challenges.

This makes us less vulnerable to local or regional events. Thanks to our business mix and our global spread we can focus on markets that are less impacted by the crisis. Here’s some examples. Our success in e-gaming demonstrate our ability to win business in new verticals. Our focus on the banking market in the BRIC countries allows us to continue our success within the financial sector. Over the past few years, VASCO has dramatically reduced its dependency on one or more very large customers in order to make its numbers. Cliff Bown can give you more detailed figures, but for both the full year 2008 and 2007, no one customer contributed more than 10% to VASCO’s overall revenue.

Our balance sheet has never been stronger. Our assets grew significantly in 2008. At December 31, 2008, we have over $57 million in cash. An increase of almost $19 million for the year. Our cash position, combined with no debt, provides us with a solid base to invest in our success to overcome difficult times and to strengthen our leadership position. I believe that VASCO’s corporate culture will be the key to our success in 2009. And we don’t need to reinvent ourselves, we are still flying coach. Our execution, flexibility and focus are important attributes in these times of economic challenge. We will continue to focus on the execution of our strategy, control our costs and invest intelligently as opportunities arise. Our main objective for 2009 is profitability. We believe we are well prepared to achieve that objective. At this time I’d like to introduce you Jan Valke VASCO’s President and Chief Operating Officer. Jan.

Jan Valke - Vasco Data Security International - President, COO

Thank you Ken. Ladies and gentlemen, the fourth quarter of 2008 was a difficult quarter for VASCO due to the financial crisis and the recession. Never the less, it was a profitable quarter. As you are all aware, the financial sector was in a state of uncertainty during the last months of last year. For that reason, we experienced important delays in orders from banks in an unprecedented high number of our key markets. This does not mean that this orders are lost. We expect to receive most of them during the year 2009. In addition to the financial crisis, there is the worldwide recession. Our US business was hit especially hard by the combination of the financial crisis and the recession. As a reaction, VASCO has implemented a cost containment program and a strategic focus on the number of key markets. VASCO’s mature markets and so-called BRIC countries.

VASCO’s mature markets are markets in which VASCO is successful in retail banking, servicing a high number of the markets holds with secure online banking. In these markets, we used the high profile we enjoy, thanks to the banks, to bring banking level security to other sectors, including enterprise and obligation security and E-government. We have these kind of markets primarily in India and southeast Asia. In the so-called BRIC countries, Brazil, Russia, India and China, we aim primarily at the banking market. Also, we are making fast progress in some of the BRIC countries in enterprise security, too. With regards to people, we have slowed down our hiring process and we are focusing on people that are directly available and indirectly up to speed. Currently, we have not planned any structure layoffs.

Despite the cost containment efforts, we are planning more events than ever. We spent our money smartly and aim at cost-effective and low budget events that generate business. In the first quarter VASCO has planned over 30 external events. The vast majority of these events are organized by VASCO. Also, we are present at events such as the Mobile Conference in Barcelona and CeBIT in Hanover. As always VASCO is not interested in art for arts sake. If you organize an event or practice in a trade show, it is to do business. We want do more with less money. We have been there before. And we are good at it. Thanks to our down to earth mentality and the flexibility of our organization. If you look at the full year of 2008, we can only state that this was a good year. The presentation of (inaudible) revenue was never this high.

Enterprise security is growing quickly in mature markets. We broadened our products range tremendously. In the fourth quarter alone, we launched or revamped products such as the Digipass for Mobile. The Digipass CertiID/ Digipass Key1 PKI solution. Digipass 855 and Digipass 865 aXs GUARD Identifier and aXs GUARD Gatekeeper. In addition, we expanded our SEAL eLearn Academy. We expect that all these investments will contribute to VASCO’s business during the year 2009. They also enable us to tackle market segments we weren’t able to enter before. Despite challenging markets conditions our vision works. We have a mind to keep this company successful in 2009. Thank you.

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

Thank you Jan. At this time I’d like to introduce Cliff Brown. VASCO’s EVP and Chief Financial Officer.

Cliff Bown - Vasco Data Security International - EVP, CFO

Thanks Ken. Welcome to everyone on the call. As noted earlier by Ken revenues for the fourth quarter of 2008 were $28.9 million a decrease of $2.2 million or 7% from the fourth quarter of 2007. For the full year revenues were $133 million an increase of $13 million or 11% over the comparable period in 2007. In the fourth quarter of 2008, revenues from both the banking and enterprise security markets were 7% lower than in the fourth quarter of 2007. The increase in revenue for the full year 2008, however, reflected a 9%.increase over the prior year from the banking market and a 22% increase over the prior year from the enterprise security market. Changes in currency rate, especially the Euro versus the US dollar continued to affect the comparison of revenues.

In the fourth quarter of 2008, the US dollar compared to the Euro was approximately 8% stronger than in the fourth quarter of 2007. Conversely, for the full year 2008, US dollar compared to the Euro, was approximately 8% weaker than for the full year 2007. We estimate that revenues in the fourth quarter were $1.6 million lower than they would have been had rates not changed. For the full year 2008, we estimate that revenues were approximately $4.2 million higher had than would have been had the exchange rates in 2008 been the same as in 2007. Excluding the estimated impact of currency revenues were approximately 2% lower in the fourth quarter and approximately 7% higher for the full year than comparable periods of 2007. The distribution of our revenue between our two primary markets, banking and enterprise security was approximately 82% from banking and 18% from enterprise security in the fourth quarter of both 2008 and 2007, as well as for the full year 2008. For the full year 2007, approximately 84% of our revenues came from banking. And 16% came from the enterprise security market.

Our revenues continue to come predominantly from outside of the United States. The geographic graphic distribution of our revenue in the fourth quarter was approximately 69% from EMEA, Europe, Middle East and Africa. 5% from the United States. 6% from Asia Pacific. And the remaining 20% from other countries with the largest contribution coming from South America. The geographic disk distribution of our revenue for both the full year of 2008 and 2007 was approximately 67% from EMEA, 6% from the United States, 8% from Asia Pacific and the remaining 19% from other countries. Gross profit has a percentage revenue from the fourth quarter and full year of 2008 was approximately 65% respectively. The rate many 2008 compared to 69% and 66% reported for the fourth quarter and full year of 2007, respectively.

The decrease in the gross profit as a percentage of revenue for the fourth quarter of 2008 compared to 2007 is primarily attributable to four factors. Two that had a negative impact and two that had a positive impact. The two negative factors included an impairment charge of $1.3 million related to development cost of a project that did not result in revenues as expected in 2008. And the strengthening of US dollar versus the Euro in Q4 2008 compared to Q4 2007 impacted or gross-margin rate negatively. We estimate that the change in currency rates reduced our gross-margin percentage by 1.9 percentage points. These two factors were partially offset by the following two positive factors. Our non-hardware revenues increased to 32% of our total revenues in Q4 2008 versus 17% in Q4 2007. In our card readers, which have a lower gross-margin than our other product lines approximately 11% in total revenue in Q4 2008 compared to approximately 25% of our total revenue in Q4 2007.

For the full year 2008 versus 2007, the increase in gross profit as a percentage of revenue is primarily attributed to four positive factors partially offset by the aforementioned impairment charge. The four positive factors were our non-hardware revenue was 25% or our total revenue in 2008 versus 14% in 2007. Card readers as a percentage of total revenue were 14% in 2008 versus 25% in 2007. Revenue from the enterprise security market, which has gross-margins that are approximately 20 percentage points higher than revenue from the banking market, increased from 16% of total revenue in 2007 to 18% of total revenue in 2008. And the US dollar versus the Euro was approximately 8% weaker for the full year in 2008 compared to full year 2007. We estimate that the change in the currency rates resulted in a one percentage point improvement in gross profit as a percentage of revenue.

Operating expenses for the fourth quarter of 2008 were $16.9 million. An increase of $2.3 million or 16% from the fourth quarter of 2007. Operating expenses from the full year of 2008 were $63.8 million. An increase of $15.6 million or 32% from full year 2007. Operating expenses for the fourth quarter and full year 2008 included $833,000 and $3.1 million respectively related to the stock based incentive plans. Stock based incentive planning expenses in the fourth quarter full year 2007 were $688,000 and $2.2 million respectively. It should also be note had the the comparison of operating expenses in the fourth quarter of 2008 to 2007 was positively impacted by changes in the currency rates, while a comparison of full year 2008 versus 2007 were negatively impacted by changes in currency rates. We estimate that expenses were $1.1 million or 6% lower for the quarter and $3.2 million or 5% higher for the full year than they would have been had the exchange rates in 2008 been the same as in 2007.

For the fourth quarter, operating expenses increased by $1.5 million or 19% in sales and marketing. $19,000 or 1% in research and development. $861,000 or 26% in general and administrative expense when compared to the fourth quarter of 2007. The majority of the increase in sales and marketing errors related to the Company’s increased investment in sale staff, increase in noncash compensation and cost associated with the opening sales offices in Brazil, Japan and India, partially offset by the benefit and change in currency rates. The slight increase in R & D cost reflected increased compensation related to increased head count, largely offset by the change in currency rates. In the increase in general and administrative expenses primarily reflected the increased head and related compensation expenses, increased noncash compensation, professional fees, travel expenses and recruiting costs partially offset by the benefit of changing currency rates.

For the full year of 2008 operating expenses increased $8.2 million or 30% in sales and marketing, $2.2 million or 23% in research and development and $5.7 million or 54% in general and administrative when compared to the same period of 2007. The reasons for the increases in the expense for the full year are generally the same as the fourth quarter except the difference in currency rates increased expense for the full year compared to 2007. Operating income for the fourth quarter of 2008 was $1.8 million. A decrease of $4.5 million or 71% from the $6.3 million reported for the fourth quarter of 2007. For the full year, operating income was $28.1 million. A decrease of $2.8 million or 9% from $30.9 million reported in 2007. Operating income as a percentage of revenue or operating margin was 6% for the fourth quarter and 21% for the full year of 2008. In 2007 our operating margins were 20% for the fourth quarter and 26% for the full year. The decrease in operating margin in the fourth quarter of 2008 compared to 2007 reflected the combination of lower than expected revenues combined with the increased investments in our infrastructure which were planned prior to the quarter.

The decline in operating margins for the full year 2008 compared to 2007 is attributed to our planned and previously discussed increased investment in our infrastructure that is needed to support future growth. The Company reported an income tax benefit of $411,000 for the fourth quarter and income tax expense of $4.6 million for the full year 2008. The tax benefit in the fourth quarter reflected the adjustment on a year-to-date basis of our full year effective tax rate from 19% to 16%. The reduction in rate was primarily due to a benefit of $776,000 recorded to reverse a reserve recorded in previous periods related to the benefit of a tax net operating loss carry forward or NOL of one of our foreign subsidiaries. During the fourth quarter, in part due to cash management strategies that we implemented in the fourth quarter, we determine that it is more likely than not that the benefit of the NOL would be realized.

Earnings before interest, taxes, depreciation and amortization EBITDA or operating cash flow, if you will, was $ 2.9 million for the fourth quarter and $31.3 million for the full year of 2008. EBITDA was $4.1 million or 58% lower in the fourth quarter and $2.2 million or 7% lower for the full year 2007. The make-up of our work force as of December 31, 2008 was 310 people worldwide with 176 people in sales, marketing and customer support 87 in research and development and 48 in general and administrative. The average head count for the fourth quarter of 2008 was 69 persons 30% higher than the average head count for the fourth quarter of 2007. The average head count for full year 2008 was 60 persons or 28% higher than the average head count for the same periods of 2007. On the balance sheet our cash and working capital balances increased during the fourth quarter of 2008 as of 31 of December 2008 our cash balance was $57.7 million an increase of $7 million or 14% from $50.7 million from September 30, 2008 and an increase of $18.9 million or 49% from $38.8 million at December 31, 2007.

As of December 31, 2008, our working capital balance was $76.7 million. An increase of $2 million or 4% from $73.8 million at September 30th. And an increase of $24.2 million or 46% or $52.4 million at December 31, 2007. We had no debt outstanding during the fourth quarter of 2008. During the quarter, our day sales outstanding and accounts receivable increased to 79 days of — increased to 79 days and that compares to 69 days at September 30, 2008 and 76 days at December 31, 2007. The increase in DSO was primarily attributed to the timing of when sales were made in the quarter. For your attention, I’d now like to turn the meeting back to Ken.

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

Thank you, Cliff. Summing up, 2008 was a remarkable year that ended in economic turmoil. Overall, it was the best in the Company’s history in terms of revenue, net income and cash flow, which was almost $19 million for the year. But the year ended abruptly with the world falling into a recession and orders delayed into 2009. Given the uncertainty created by the continued turmoil in the worldwide economy VASCO has decided to temporarily discontinue its practice of providing annual guidance. While the outlook for 2009 is uncertain, we expect to be profitable in 2009. We believe that our strong balance sheet and our business model put us in a strong position to continue to move our business forward in 2009. Ladies and gentlemen, thank you for your attendance today. I look forward to your participation in our next earning conference call for Q1 2009. As always you can rely on VASCO’s people do their very best. Operator?

QUESTION AND ANSWER

Operator

Thank you. [OPERATOR INSTRUCTIONS]. Our first question comes from the line of Daniel Ives from Friedman Billings. Please go ahead, sir.

Daniel Ives - Freidman Billings - Analyst

Couple questions. Obviously the uncertainty, the top line is going to be gray, right, given orders? But I guess what I’m trying to understand is, with giving no guidance for ‘09 but specific on the expense side, you guys always had what’s called double-digit operating margins even in the teens. Is there an operating margin that’s unacceptable? How should we think you are running the business for 2009? You do have controls on the cost sides. I’m just trying to understand that, if you could help?

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

So your question is what’s an acceptable operating margin?

Daniel Ives - Freidman Billings - Analyst

Yeah, you had 6% margins, 6.5% . With ‘09, I’m not seeing any give-it. But have you kind of viewed, okay look, this is our

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

Yeah, we do have an internal goal, Daniel, of course, of what is acceptable. In the past, we have had minimums that we looked at. We had a very robust economy in which the business was growing, financial was growing very fast. But we have always had an attitude of running a very tight ship. A very disciplined organization and a profitable organization. That has been our goal from the very, very beginning when we reassembled the team in that first quarter of 2003. Our goal always has been and always will be to maintain a profitable organization. We do have a minimum operating margin that we have as our internal plan. Yes, we do.

Daniel Ives - Freidman Billings - Analyst

Should I view this quarter as a well water mark? Given that it kind of took you by surprise? I’m not trying to get you into a corner in giving a number, but I want to understand, the investors like to have some comfort that you are going to contain costs and cash flow to make sure that ‘09 does preservation on the bottom line?

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

Yes. I’ll say what I said a few minutes ago. Our goal has always been and will always be to run a profitable business with a positive cash flow. That keeps us out of trouble. It that allows us to invest in opportunities as they come up. And we’ll continue do that.

Cliff Bown - Vasco Data Security International - EVP, CFO

Daniel, I’d like to also point out, that this quarter’s margin is lower than it would have been had it not been for that impairment charge for the project. So, if you took that $1.3 million added it back to margin, even our operating margin in this quarter is just under 11%.

Daniel Ives - Freidman Billings - Analyst

Okay. So, I think — just one last one then I’ll hand it off. When — you don’t give backlog okay. I understand that. But, have you seen a change from when we talked to you in early January, so now we are talking a month and a half. Do you think seeing more stable? Do you feel like you have a better grip? Has it improved a bet? I’m trying to understand, from what you guys are seeing, is it continuing to deteriorate, is it stabilizing What are you seeing? Month to month?

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

I think nothing has changed in terms of our view of the market. There are certain markets that are weak. United States is very weak. We didn’t do as we had hoped in the United States for 2008. However, as we pointed out in our January 6, and once again today, indicated we have many markets around the world that are still strong. They are still robust. It is business as usual. I was just in our Indian operation in Mumbai for the first week of February. It was very positive there. The Indian GDP is growing at 7%. I think that was adjusted down from 7.2%. So, everything I heard there is an example. That’s an example of a market that continues to grow. We listed the others. Brazil, Russia and China, the other markets and we’ll focus on the markets that are still robust.

Daniel Ives - Freidman Billings - Analyst

Okay. Thanks.

Operator

Your next question comes from the line of Andrew [Abrahms] from [ABN] Securities. Please proceed with your question.

Andrew Abrahms - ABN Securities - Analyst

Couple of questions. First, maybe you could talk about the way you handle backlog. I know that most of your deliveries are relatively quick. Are customers pushing out those delivery schedules past what would normally be one quarter? And how do you adjust your backlog if they start to extend out even further than that? Do you actually pull them out of your backlog and assume they are not happening? Or do they kind of stay in there until the customer comes back to you and says, “well, here’s the date we are actually looking for.? “

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

Well, backlog to us are firm purchase orders in the schedule for the quarter we account for them. If for some reason, the customer says, “you have my purchase order. and we agreed upon a certain schedule for the next 12 months and they ask us to delay one of those scheduled shipments and also scheduled manufacturered runs, we’ll delay it because we are at the service of the customer. But, in that event, it is taken out of backlog and put in the appropriate backlog quarter.

Andrew Abrahms - ABN Securities - Analyst

Gotcha. Inventories were up a bit in this quarter. Was that anything unusual other than timing? Or was there a buildup in one side or the other?

Cliff Bown - Vasco Data Security International - EVP, CFO

We had buildup in raw material inventories, specifically processors. We are informed by the manufacturer of processors that they were planning to discontinue some of the processors that are our main line units. So we built an inventory of those processors so we could ensure production throughout 2009.

Andrew Abrahms - ABN Securities-Analyst

Gotcha. Lastly, mix in 2009 and this is more, kind of hardware versus software that I’m looking for. Can you give us where you guys think you’ll wind up being by the end of 2009 in terms of the software content versus hardware?

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

Well, we have communicated, this is Ken again, we have communicated for a while that we consider ourselves a software company. Physical processors, little calculators are simply carriers of that software. We also described and shared with with the market that we intended to move to more and more software delivery. As an example, a soft token delivered on a cell phone, on a PDA, on a blackberry or even on a PC. So, we have been executing that strategy. I can’t tell you where the mix will end up. But, I think you can anticipate that the share of non-hardware revenue will continue to grow.

Andrew Abrahms - ABN Securities - Analyst

Okay. Thank you.

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

Sure.

Operator

Now our next question comes from the line of Andrew [Holm] from Dougherty and Company. Please proceed.

Andrew Holm - Dougherty and Company-Analyst

Good morning. Afternoon. This is Andrew on for Joe Maxa. I had a couple of quick questions. What kind of a percent are you guys seeing for head wind of foreign currencies were teo stay at current levels for 2009?

Cliff Bown - Vasco Data Security International - EVP, CFO

Well Andrew, that’s a difficult question to ask. We don’t know exactly how the sales are going to be denominated. If the mix of the currencies of the new revenues is similiar to what it has been in the past and the dollar remains weak versus the Euro, we expect it will have a negative impact on operating margins. Because the decline in sales will be greater than the decline in operating expenses. Also, as the dollar strengthens against foreign currencies, we have a decline in the gross-margin rate. Because all of our purchases of inventory or the purchases of the most significant components of our inventories are dollar denominated. If the Euro becomes weaker versus the dollar we lose the sales revenue and our cost of goods remains constant.

Andrew Holm - Dougherty and Company-Analyst

Okay. Then with some of those deals that you saw slip from December, have you seen any of those close here in the first couple months of this year?

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

Jan you can address that. The deals were actual deals. I mean, we had POs so, if you are saying closing as in schedule the manufacturing and schedule the shipment of the underlying order, I don’t have any specific information, other than to say I don’t know of any that were canceled. We communicated that before. I’m sure that that still is the case. It is just a matter of delivering in 2009.

Andrew Holm - Dougherty and Company-Analyst

Okay. Thank you.

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

Sure.

Operator

Now our next question comes from the line of Katherine Egbert from Jefferies. Please proceed with your question.

Katherine Egbert - Jeffries and Company-Analyst

Good morning. Good afternoon. I want to talk about the first half of ‘09. It seems like, just based on looking at the revenue growth you put up in the first half of ‘08, that you might have some tough comparables. Is that true? How did your kind of orders flow through the first half of ‘08? Thanks.

Cliff Bown - Vasco Data Security International - EVP, CFO

Well, the revenues through the first half of ‘08 were growing in strength. The first quarter of ‘08 was $28.9 million. The second quarter was $34 million excuse me $35.4 million. It was drawing growth in Q2 over Q1. Obviously the revenues this quarter are comparable to Q1 of 2008. But if the economy stays the same, then it would be difficult to achieve the same percentage increase in Q2. With that said, please recognize that the history of VASCO or the seasonality of VASCO has been that Q1 is usually flat to slightly down from Q4 of the previous year. And Q2, but its nature and seasonality is stronger than Q1. We are still waiting to see what the order flow and demand is. Certainly, we had a nice increase in 2008 and it may be difficult to achieve the same increase in 2009.

Katherine Egbert - Jeffries and Company - Analyst

These really helpful, cliff. Also, what do you think the tax rate could be for 2009? Do you think it would be around 15%.

Cliff Bown - Vasco Data Security International - EVP, CFO

I wouldn’t expect it to be that low. If you took out the one-time benefit of us reversing the reserve for the NOL, we would be at 19% today. Fourth quarter and full year 2008 would have been at 19%. I don’t see any big reason it would change appreciably from there. It really would depend upon the mix of our business. Where the earnings are realized and the tax rate of those jurisdictions.

Katherine Egbert - Jeffries and Company - Analyst

Got it. Thanks a lot, cliff.

Operator

Our next question comes from the line of Rob Owens from Pacific Crest. Please proceed with you question.

Rob Owens - Pacific Crest - Analyst

Yes. Thank you very much. Question on the software/hardware mix, more so around pricing. With the mix shift of software, what kind of head wind does that create on either unit pricing revenue? Is this impacting deal sizes?

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

Does the software - you may recall that it wasn’t that long ago that we are all hardware. We had a little software associated with our VACMAN controller, that’s our middle wear that integrates our product into our customer’s big applications or our partner’s platforms. It was almost all hardware revenue. And, so, the pricing flexibility and the ability to deliver the software in different ways, to some degree is incremental. I don’t think it really impacted the revenue from the hardware. It was a new emphasis, a new opportunity. Does that address your question.

Rob Owens - Pacific Crest - Analyst

Not really.

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

Oh, okay.

Rob Owens - Pacific Crest - Analyst

On a per unit price. If you were delivering a software token to go on some other form factor versus a hardware token, is that at the same price? Or what is the pricing difference between the two?

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

Oh, I see. I can’t tell you the exact price. Indeed, if we are selling software it is an incremental opportunity that we didn’t have before. It is a lower price per unit or per user than a hardware unit.

Rob Owens - Pacific Crest - Analyst

And, on a list basis, is that 10%? 20%? 30%?

Cliff Bown - Vasco Data Security International - EVP, CFO

It would really vary by the size of the deal, rob. As we talked before, we are really Oriented toward larger volumes so the larger the volume of the transaction the lower the price. So I can’t say that there’s any standard deferential between the two. As you focus on that and the exposure it creates to revenue, please remember there isn’t any real cost of goods on those software-based tokens, so we may end up with the same or actually better gross-margins.

Rob Owens - Pacific Crest - Analyst

Okay. If I look at 2008 can you help me understand, maybe, what your revenue from pre-existing customers was? Versus what your revenue yield is from customers acquired during the year?

Cliff Bown - Vasco Data Security International - EVP, CFO

We don’t actually look at it that way, rob. Because the customers, once they join VASCO, they are a customer for several years as they go through the initial rollout and subsequent rollouts. We have not tried to identify when a customer stops being a new customer from the initial rollout versus when they become an existing customer.

Rob Owens - Pacific Crest - Analyst

Okay. Great. Helpful. Thanks.

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

Thank you, rob.

Operator

Our next question comes from the line of Brian Freed from Morgan [Kieman]. Please proceed with your question.

Brian Freed - Morgan Keiman - Analyst

Good morning. Thanks for taking my call. Really two quick questions. First of all, just a clarification in operating expenses. If you think, where you are philosophically at this time, you talked about containing, containing operations expenses versus cutting them. Do you feel like you need to continue to invest at this POINT in time to gain share against the containment or do you actually look to cut operating expenses on absolute basis to drive up operating margins?

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

Hum, we feel that we have addressed our expenses appropriately. We have expectations about revenue for the year. We are fully prepared, if need be, to cut more expenses, but we don’t anticipate that will be necessary. We don’t want to be too aggressive because we did invest in our infrastructure and continue to invest in our infrastructure. We invest in hiring people and training those people. Those are assets that we want to take advantage of. So, I’m satisfied. I think our management team, I know our management team is satisfied with where we are today, in terms of our expense level compared to our internal plan for revenue and gross-margin.

Brian Freed - Morgan Keiman - Analyst

Okay. Great. And the second questions. One of your advantages historically has been your autonomy scale advantage given the unit volume disparity between you and your competitors. Do you see this economy still advantage erroding as the market shifts towards more of a software-based solution since you don’t really have the manufacturing leverage anymore?

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

Well, we still sell a sizable number of physical devices because that’s what the customers want. As I said before, I know that non-hardware revenue will continue to increase. But there will always be customers that want the physical device and we maintain that manufacturing advantage. As an example, the large banks love to have the physical, did you pass calculators in their color and their logo because it is a branding opportunity. Once again, with World of War Craft and Blizzard entertainment, they chose a physical device, not a software device or a SMS message. They chose a physical device. The Blizzard authenticator. I anticipate we’ll always have physical devices and we’ll maintain that advantage of economy of scale and lower cost per unit per manufacturer. Do you have anything else you’d like to address?

Jan Valke - Vasco Data Security International - President, COO

Yes. We need to make a difference on the software side of our VACMAN control products which is basically on the infrastructure side. While we sell our VACMAN controller and identifier on a user per year based range of products. So, basically, the change we have made in this company as from 2005 is that we added more and more software. Also in the infrastructure side, we change our business model and to date, the hardware is add on. The hardware devices, the hardware tokens, the hardware readers, the whole Digipass range of products add to the VACMAN controller/identity/identifier range of products. That’s the first consultation. The second thing is, more and more, well not more and more, but there is a demand on the market on the digital side also to have software for, in fact, for instance on a mobile platform. Secondly, for online web obligations and so on. So, we really need to make the difference here. We are increasing our effort on the infrastructure side. We added a lot of functionalities. The customers like that. And they are buying those product, the VACMAN controller products again on a per user per year based product size. So, basically what I’m trying to say is we need to make the difference between the digital software token, if you wish, and the infrastructure side.

Brian Freed - Morgan Keiman - Analyst

Okay.

Operator

And our next question comes from the line of Todd Zeller from Needham and Company. Please proceed.

Todd Zeller - Needham and Company - Analyst

Thank you. I wanted to ask again, I know there have. been several questions about the deals from the December quarter that may have moved out. Would you consider those deals to be booked? But not yet recognized revenue? Ken, when you said you had a firm purchase order, should we consider those actually booked?

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

No. They are not booked. We would not account for those as revenue until we ship. And as we described before, typically it is FOB Hong Kong and in some cases, with larger customers they do have a short period of acceptance once they receive them. We always track every transaction very closely that so we have the right revenue cutoff for each deal, each transaction.

Todd Zeller - Needham and Company - Analyst

Okay. And I think in the September quarter we heard there were two 10% customers. I understand you said there were no 10% customers for the full year ‘08. Where there 10% customers in the December quarter?

Cliff Bown - Vasco Data Security International - EVP, CFO

There was one 10% customer in the fourth quarter. But not on a full year basis.

Todd Zeller - Needham and Company - Analyst

Okay. All right. Thank you very much.

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

You’re welcome.

Operator

We have a follow up question from the line of Brian Freed from Morgan Keiman please proceed.

Brian Freed - Morgan Keiman - Analyst

One quick follow up. On the firm commitments you have, what would be the level of commitment. In other words if someone who had given you firm commitment opted to cancel the order all together, would they be obligated to pay you some or all of that order somewhere in the future.

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

Practically speaking, if a customer gave us a purchase order and they decided to cancel that purchase order, we would allow it. It is not something that has occurred very often. But, sometimes it has occurred. Our job is to take care of our customers and if they have an issue that they need to deal with and they have issued a press - excuse me - a purchase order and we have not manufactured that order, we would allow them to cancel the order. But that is to the extreme.

Brian Freed - Morgan Keiman - Analyst

Thanks.

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

Sure.

Operator

We have another follow up yes. That is from the line of Andrew from ABN Securities. Please proceed.

Andrew Abrahms - ABN Securities - Analyst

Just a quick question. Credit Issues. Have you guys seen any change in the ability of any of your customers, either on the enterprise side or the bank side, but probably more side so on the bank side or financial side, to obtain credit Or use credit Credit Or any affect from the credit Issues that face your customer base right now?

Cliff Bown - Vasco Data Security International - EVP, CFO

In terms of the quality of our receivables, general answer is no. The specific answer is you will see a slight increase in our bad debt expense in this quarter. But that’s a normal operating kind of thing. We always have distributors or smaller resellers that are thinly capitalize had the may have a problem making a payment on an account. But overall, our receivable situation is very good. Our loss history is also very good. It is in part due to the fact that most of our customers need to follow on orders. Therefore we hold the leverage. They need to pay their prior obligations before we’ll ship new product to them.

Andrew Abrahms - ABN Securities - Analyst

Gotcha. Thank you.

Operator

There don’t appear to be any further questions at this time, sir.

T. Kendall Hunt - Vasco Data Security International - Founder, CEO

All right. Well with that I want to thank everybody for their attention. And I appreciate everybody being on the call today and your good questions, your excellent questions. In summary, we are the same VASCO that we have always been. We are a company focused on execution. We are focused on delivering shareholder value. We are focused on being very productive. At almost $500,000 in revenue per employee, I think that tells the story. And the profits that we have been delivering for years now tells the story. So, this year is going to be one where our focus is on profitability. And looking for opportunities for investment to further our market share and to further our growth. At this time I’d like to say good morning, good afternoon to everybody and for all the VASCO people from around the world, thanks once again for your hard efforts. You know I appreciate it. Bye for now.

Operator

Ladies and gentlemen, that does conclude the conference call for today.

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